SECOND AMENDED, RESTATED AND CONTINUED GUARANTY, dated as of March 1,
1994, made by SMITHFIELD FOODS, INC., a corporation organized and existing under the laws of Delaware (the Guarantor"), in favor of COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Agent for the banks a party to the Credit Agreement, as defined below (the "Agent").


                            PRELIMINARY STATEMENTS.

      The Agent and certain banks have entered into a Second Amended, Restated and Continued Revolving Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) among Gwaltney of Smithfield, Ltd. ("Gwaltney"), The Smithfield Packing Company, Incorporated ("Packing"), Patrick Cudahy Incorporated ("Cudahy"), Esskay, Inc. ("Esskay"), Brown's of Carolina, Inc. ("Brown's") and Carolina Food Processors, Inc. ("Carolina"; individually, a "Borrower" and collectively, the "Borrowers") and the Agent and each of the banks a party thereto. It is a condition precedent to the making of Advances by the Banks under the Credit Agreement that the Guarantor, as owner of 100 percent of the outstanding shares of stock of each of the Borrowers (other than Brown's) and 86 percent of the outstanding shares of stock of Brown's, shall have executed and delivered this Guaranty.

      The Credit Agreement is a complete amendment, restatement and continuation
(a) of the Amended, Restated and Continued Revolving Credit Agreement (the "1991 Credit Agreement") dated as of November 27, 1991, as amended as of August 12, 1992 and as of October 28, 1992, among Gwaltney, Packing, Cudahy and Esskay and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch ("Rabobank"), with the 1991 Agreement being a complete amendment, restatement and continuation of the Revolving Credit Agreement dated as of October 26, 1990, as amended as of October 30, 1991 between Gwaltney and Rabobank and (b) the Amended and Restated and Continued Oral Finance Facility (the "1991 Oral Finance Facility") dated as of November 27, 1991 among Gwaltney, Packing, Cudahy and Esskay and the Rabobank, with the 1991 Oral Finance Facility being a complete amendment, restatement and continuation of the Oral Finance Facility dated as of October 26, 1990, as amended, between Gwaltney and Rabobank. This Guaranty is a complete amendment, restatement and continuation of the Guaranty (the "1991 Guaranty") dated as of November 27, 1991 made by the Guarantor in favor of the Rabobank. The 1991 Guaranty, as amended, restated and continued hereby, shall continue to secure the repayment of the indebtedness previously incurred and presently outstanding under the 1991 Credit Agreement and the repayment of the indebtedness previously incurred and presently outstanding under the 1991 Oral Finance Facility, together with all new indebtedness now or hereafter incurred by the Borrowers to the Banks under the Credit Agreement, the Notes thereunder or any other Loan Document.

      NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

      SECTION 1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of one or more of the Borrowers now or hereafter existing under the Credit Agreement, the Notes thereunder, the other Loan Documents to which one or more of the Borrowers is a party, and any other agreement or instrument relating thereto, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent in enforcing any rights under this Guaranty.

      SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes thereunder, the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or a Bank with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

           (i) any lack of validity or enforceability of the Credit Agreement, the Notes thereunder, any other Loan Document, or any other agreement or instrument relating thereto;

           (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes thereunder, any other Loan Document and any other agreement or instrument relating thereto;

           (ii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

           (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by a Bank upon the insolvency, bankruptcy or reorganization of one or more of the Borrowers or otherwise, all as though such payment had not been made.

      SECTION 3. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or a Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against one or more of the Borrowers or any other person or entity or any collateral.

      SECTION 4. Waiver of Subrogation. The Guarantor hereby waives any claim, right or remedy which the Guarantor may now have or hereafter acquire against any Borrower that arises hereunder and/or from the performance by the Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Agent or a Bank against any Borrower or any security which the Agent or a Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

      SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

           (a) The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Guaranty.

           (b) The execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Guarantor.

           (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

           (d) This Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

           (e) The balance sheets for the Guarantor and its subsidiaries as at May 3, 1993, and the related statements of income of the Guarantor and its subsidiaries for the fiscal period then ended, copies of which have been furnished to the Banks, fairly present the financial condition of the Guarantor and its subsidiaries as at such date and the results of the operations of the Guarantor and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since May 3, 1993, there has been no material adverse change in such condition or operations.

           (f) There is no pending or threatened action or proceeding affecting the Guarantor or any of its subsidiaries before any court, arbitrator or governmental agency, which may materially adversely affect the financial condition or operations of the Guarantor or any of its subsidiaries or which purports to affect the legality, validity or enforceability of this Guaranty.

      SECTION 6. Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or a Bank shall have any Commitment, the Guarantor will, unless the Banks, in accordance with Section 7 hereof, shall otherwise consent in writing:

      (a)  Reporting Requirements.  Furnish to the Agent and each Bank:

           (i) as soon as available and in any event 30 days after the end of each calendar month, (A) balance sheets of the Guarantor and its subsidiaries as at the end of such calendar month and statement of income of the Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such calendar month and (B) a certificate of the chief financial officer of the Guarantor certifying that the Guarantor is in compliance in every respect with the terms of this Section 6;

           (ii) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Guarantor, balance sheets of the Guarantor and its subsidiaries as of the end of such quarter and statements of income of the Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Guarantor;

           (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the financial statements for the Guarantor and its subsidiaries for such year certified in a manner acceptable to the Agent by independent public accountants acceptable to the Banks; and

           (iv) such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its subsidiaries as the Agent or a Bank may from time to time reasonably request.

      (b) Compliance with Laws, Etc. Comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

      (c) Visitation Rights; Collateral Examination. At any reasonable time and from time to time, permit the Agent or a Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its subsidiaries with any of their respective officers or directors.

      (d) Working Capital. Maintain on a consolidated basis (i) an excess of current assets over current liabilities of not less than $45,000,000 at all times on or before May 1, 1994 and $55,000,000 at any time thereafter and (ii) a ratio of current assets to current liabilities of not less than 1.25 to 1.00.

      (e) Net Worth and Debt. Maintain on a consolidated basis (i) a Tangible Net Worth (as hereinafter defined) of not less than $115,000,000, and (ii) a ratio of Debt (as defined in subsection (f) below) to Tangible Net Worth of not more than 2.50 to 1.00. "Tangible Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in subsection 6(a), excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any subsidiary, (iii) securities which are not readily marketable, (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt,
(v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the date hereof, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with generally accepted accounting principles.

      (f) Liens, Etc. Not create or suffer to exist, or permit any subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or its subsidiaries', whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt (as defined below) of any person or entity, other than (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Guarantor or any of its subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, (ii) liens or security interests existing on such property at the time of its acquisition, or (iii) liens in existence on the date hereof and set forth on Schedule 6(f) hereto, provided that the aggregate principal amount of the indebtedness secured by the liens or security interests referred to in clauses (i), (ii) and (iii) above shall not exceed $140,000,000 at any time outstanding.

      "Debt" means (A) indebtedness for borrowed money or for the deferred purchase price of property or services, (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above, and (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA").

      (g) Dividends, Etc. Not declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock of any Borrower, except that it may declare and pay dividends on its $10,000,000 principal amount of its 6.75% Cumulative Convertible Preferred Stock in an aggregate amount not to exceed $675,000 during any fiscal year and except that a Borrower may (i) declare and deliver dividends and distributions payable in common stock of such Borrower and (ii) purchase or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock.

      (h) Capital Expenditures. Not incur on a consolidated basis with its subsidiaries, capital expenditures (other than expenditures for normal replacements in the ordinary course of business) in the fiscal year ending May 1, 1994 in excess of $32,000,000 and for the period thereafter prior to the Termination Date in excess of $20,000.00.

      (i)  Limitation on Types of Business.   Not enter into or engage in, or
permit any subsidiary to enter or engage in, any business other than pork production, hog farming and pork processing and with respect to Ed Kelly, Inc., the retail electronics business.

      (j) Stock Repurchase. Not repurchase any of its capital stock at any time.

      (k) Funded Debt. Not permit Consolidated Funded Debt (as hereinafter defined) at any time (i) during fiscal year 1994 to exceed an amount equal to the product of (A) Consolidated Capitalization as of the last day of fiscal year 1994 multiplied by (B) 55%, (ii) during each fiscal year thereafter to exceed an amount equal to the product of (A) Consolidated Capitalization as of the last day of the respective fiscal year multiplied by (B) 50%. "Consolidated Funded Debt" means, at any date, the aggregate amount of Debt of the Guarantor and/or its subsidiaries which by its terms is due and payable on a date which is later than one (1) year from such date. "Consolidated Capitalization" means the sum of Consolidated Funded Debt plus Tangible Net Worth of the Guarantor and its subsidiaries.

      SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Banks other than with respect to Section 6(d), (e), (h) and (k) which shall require the signature of all of the Banks, and then, in any event, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 8. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to the Guarantor, at its address at 501 North Church Street, Smithfield, Virginia 23430, Attention: Aaron D. Trub, if to a Bank, at its address specified in the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed, telegraphed, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

      SECTION 9. No Waiver; Remedies. No failure on the part of the Agent or a Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 10. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent on behalf of the Banks shall have made any demand under this Guaranty and although such deposits, indebtedness or obligations may be unmatured or contingent. Such Bank agrees promptly to notify the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

      SECTION 11. Continuing Guaranty; Transfer of Notes. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of payment in full of the Obligations and all other amounts payable under this Guaranty or the Termination Date, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent on behalf of the Banks and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), a Bank may assign or otherwise transfer the Notes delivered under the Credit Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Bank herein or otherwise.

      SECTION 12. Consent to Jurisdiction. (a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Guarantor to its address specified in Section 8. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Nothing in this Section 12 shall affect the right of the Agent on behalf of the Banks to serve legal process in any other manner permitted by law or affect the right of the Agent on behalf of the Banks to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

      SECTION 13. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 14. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                          SMITHFIELD FOODS, INC.




                          By_________________________________
                             Title:

                                 SCHEDULE 6(f)

                                     Liens


      Liens or security interests upon Gwaltney plants in Smithfield, Virginia and Portsmouth, Virginia to secure the 9.85% John Hancock notes and upon The Smithfield Packing Company, Incorporated plants in Smithfield, Virginia and Kinston, North Carolina to secure the 9.80%, 10.25% and 10.75% John Hancock notes.